As filed with the Securities and Exchange Commission on October 4, 2002
                                               Registration No. 333-



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             HEADWATERS INCORPORATED
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                        87-0547337
    -------------------------------                      ----------------------
    (State or Other Jurisdiction of                          (I.R.S. Employer
    Incorporation or Organization)                        Identification Number)

                      11778 South Election Road, Suite 210
                               Draper, Utah 84020
                                 (801) 984-9400
           -----------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 Kirk A. Benson
                   CEO and Chairman of the Board of Directors
                      11778 South Election Road, Suite 210
                               Draper, Utah 84020
                                 (801) 984-9400
            --------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                               Harlan M. Hatfield
                             Headwaters Incorporated
                      11778 South Election Road, Suite 210
                               Draper, Utah 84020
                                 (801) 984-9400
                                ----------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                        CALCULATION OF REGISTRATION FEE:
                         -------------------------------

o   Title of Each Class of Securities to Be Registered:  Common Stock ($.001
                                                          par value)
o   Amount to Be Registered:                             2,100,000 shares (1)
o   Proposed Maximum Offering Price Per Share (2)        $14.43
o   Proposed Maximum Aggregate Offering Price (2)        $30,303,000
o   Amount of Registration Fee (2) (3)                   $2,787.88

(1) Shares which may be resold by the selling stockholders. No consideration will be received by the Registrant for such shares being registered hereby.
(2) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low prices as of October 3, 2002 of Registrant's Common Stock as reported by The Nasdaq National Market.
(3) Registration Fee is calculated on the basis of $92 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

                    -----------------------------------------

         Headwaters hereby amends this Form S-3 on such date or dates as may be necessary to delay its effective date until Headwaters shall file a further amendment which specifically states that this Form S-3 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Form S-3 shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary prospectus              Subject to Completion dated October __, 2002


                                   Prospectus

                                2,100,000 SHARES

                             HEADWATERS INCORPORATED

                                  COMMON STOCK

         This is an offering of shares of common stock of Headwaters Incorporated. Only the selling stockholders, all of whom are former stockholders of Industrial Services Group, Inc., a wholly-owned subsidiary of Headwaters, are offering shares to be sold in the offering. Headwaters is not selling any shares in the offering.

         Headwaters' common stock is quoted on The Nasdaq National Market under the symbol HDWR. On October 3, 2002, the last reported sale price for the common stock on The Nasdaq National Market was $14.42 per share.

         Headwaters' executive offices and telephone number are:

                           11778 South Election Road, Suite 210
                           Draper, Utah  84020
                           (801) 984-9400

This investment involves high risks. See "Risk Factors" on page 3.

                              --------------------

The common stock offered in this prospectus has not been approved by the Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                   -----------



          The date of this prospectus is ________________________, 2002

                               ------------------
                                TABLE OF CONTENTS
                               ------------------
                                                                          Page

HEADWATERS INCORPORATED.....................................................3

RISK FACTORS................................................................3

WHERE YOU CAN FIND MORE INFORMATION........................................11

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS..............................12

USE OF PROCEEDS............................................................12

SELLING STOCKHOLDERS.......................................................13

PLAN OF DISTRIBUTION.......................................................13

LEGAL MATTERS..............................................................14

EXPERTS....................................................................14

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

                             HEADWATERS INCORPORATED

         Headwaters Incorporated is a world leader in developing and deploying alternative fuel and energy related technologies in the marketplace. Headwaters is focused on converting fossil fuels such as gas, coal and heavy oils into alternative energy products.

         Company History. Headwaters was incorporated in Delaware in 1995 under the name Covol Technologies, Inc. In September 2000, the Company's name was changed to Headwaters Incorporated. Our common stock trades under the Nasdaq symbol HDWR.

         Business Strategy. We believe that the future of fossil fuels is at the molecular level. Converting natural gas and refinery off-gas to liquid fuels, coal to gas and clean transportation fuels, and heavy oils to light fuels are all examples of changing the physical nature of the fossil fuel at the molecular level. Broadly speaking, this is the technology that Headwaters has developed. Headwaters has the ability to adjust the composition of the fossil fuel molecules, converting the low value fossil fuel into a higher value product. The conversion from low to high value products sometimes allows Headwaters to extract troublesome elements, like sulfur, nitrogen, and heavy metals, out of the fuel. The result is a higher value clean product.

         Through its operating division, Covol Fuels, Headwaters has developed, patented and commercialized an innovative chemical technology that interacts with carbon based feedstock to produce a solid alternative fuel that is eligible for federal tax credits. Since 1996, Headwaters has licensed this technology for royalty payments and also sells its chemical reagent products to its licensees and other customers. To date, this technology has provided Headwaters with most of its revenue.

         Additionally, Headwaters' subsidiary, Hydrocarbon Technologies, Inc. ("HTI"), which was acquired in August 2001, has developed catalyst and nano-catalyst technologies to convert coal to liquid fuels, gas to liquid fuels, and heavy/waste oils to clean light fuels. The development of nano-catalyst technology by HTI places Headwaters at the forefront of applying advanced molecular science to multiple energy and chemical processes.

         On July 16, 2002, we announced the proposed acquisition of Industrial Services Group, Inc. ("ISG"), including its wholly-owned subsidiary ISG Resources, Inc., which closed on September 19, 2002. The transaction is described in more detail in the Form 8-K filed on October 4, 2002, which is incorporated by reference into this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should consider carefully the following risk factors, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. See "Where You Can Find More Information." Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Leverage Risks

We have substantial debt and have significant interest payment requirements under our senior and subordinated credit facilities.

         As of the closing of the acquisition of ISG and the related bank financing, we have approximately $175 million in long-term debt (including current portions) outstanding. Subject to restrictions in our senior and subordinated credit facilities, we may also incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our high level of combined debt could have important consequences for our company, including the following:

         o we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;
         o we will need to use a large portion of our cash flow to pay interest and the required principal payments on borrowings under our senior and subordinated credit facilities, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;
         o our senior debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

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

         o borrowings under our senior credit facility will be secured by our material assets;
         o we will be more vulnerable to economic downturns and adverse developments in our business;
         o we will be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services; and
         o  we may not be able to implement our business plans.

         Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms or without substantial additional expense to us. These and other factors could have a material adverse effect on our results of operations, liquidity and financial condition.

Covenant restrictions under our senior and subordinated credit facilities may limit our ability to operate our business.

        Our senior and subordinated credit facilities contain, among other things, covenants that may restrict our ability to finance future operations or capital needs, to acquire additional businesses or to engage in other business activities. Our senior and subordinated credit facilities restrict, among other things, our ability and the ability of our subsidiaries to:

         o  borrow money;
         o  pay dividends or make distributions;
         o  purchase or redeem stock;
         o  make investments and extend credit;
         o  engage in transactions with affiliates;
         o  engage in sale leaseback transactions;
         o  consummate certain asset sales;
         o effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and
         o  create liens on our assets.

         In addition, our senior and subordinated credit facilities and other material agreements will require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that our senior lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior and subordinated credit facilities and other material agreements. If an event of default under our senior and subordinated credit facilities occurs, our lenders could elect to declare all amounts outstanding under the credit facilities, together with accrued interest, to be immediately due and payable. Such a default may, in turn, cause a default under or an acceleration of our other outstanding indebtedness and some of our material agreements. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

Covol Fuels and HTI Risks

Commercial viability of alternative fuel facilities depends on the continued existence of tax credits under Section 29 of the Internal Revenue Code.

         Because to date the profitability of the alternative fuel facilities that qualify for tax credits under Section 29 depends upon the economic benefits from the tax credits in addition to the profits, if any, from operations, our profits currently depend upon the existence of the tax credits under Section 29 of the Internal Revenue Code. Moreover, royalty payments under our license agreements are typically based on a percentage of tax credits or profits earned. Under current law, Section 29 expires on December 31, 2007, after which tax credits will not apply to the alternative fuel facilities. In addition, there have been legislative initiatives from time to time to consider the early repeal or modification of Section 29, although they have not been successful. To date, coal-based solid alternative fuel facilities that are not eligible for tax credits have not been built, and we believe they could not presently be operated profitably. If the tax credits are not extended, or Section 29 is repealed or adversely modified prior to the end of 2007, licensees, in order to remain competitive and commercially viable after 2007, will have to manage their costs of production and feedstock and develop the market for coal-based solid alternative fuel with adequate prices to cover the costs. Following 2007, absent an extension of tax credits, or any earlier repeal of Section 29, we will need to renegotiate our license agreements with licensees to take into account the absence of tax credits. If our licensees close their facilities after 2007, it would have a material adverse effect on our business.

Ongoing financial profitability depends on operational success of licensees.

         Headwaters has licensed its coal-based solid alternative fuel technology to a limited number of licensees. Headwaters' profitability depends on the ability of our licensees to produce and sell alternative fuel that will generate license fees. There are 28 alternative fuel facilities that license Headwaters' patented technologies and reagent sales. To date, Headwaters has earned license fees from the owners of 18 facilities, but most of the ongoing royalties earned to date have been generated by eight facilities owned by three licensees. If any one of these licensees shuts down its facilities, operates its facilities at low production levels, or sells its facilities resulting in short-term or long-term disruption of operations, our revenues could be materially adversely affected. To successfully operate a facility, the plant owner must produce and market a high-quality coal-based solid alternative fuel. In order to do so, Headwaters' licensees must address all operational issues including, but not limited to, feedstock availability, cost, moisture content, Btu content, correct chemical reagent formulation and application, operability of equipment, product durability, resistance to water absorption and overall costs of operations. In some cases, licensees may be forced to relocate plants and enter into new strategic contracts to address marketing and operational issues. For example, some of the owners of facilities are moving the facilities to new sites with better sources of raw materials for operation. Licensee plant relocations disrupt production and delay generation of license fees for us. It is not certain how much time our licensees will require for the full resolution of all of these marketing and operational issues.

         Headwaters' profitable financial results have depended in part on increased production over time of coal-based solid alternative fuel by its licensees. While to date efficiencies in production and improvements in facilities equipment and processes have allowed increased production, and we believe that capacity of the facilities can continue to be increased, capacity is ultimately finite for the specific facilities and could limit growth in the future.

Our licensees may not qualify for tax credits granted by Congress to encourage production of alternative fuels.

         Section 29 of the Internal Revenue Code provides a tax credit for the production and sale of qualified alternative fuel, including coal-based solid alternative fuel produced by using Headwaters' technologies. Headwaters' royalties and chemical sales revenues are ultimately derived from its licensees' ability to manufacture and sell qualified fuels that generate tax credits for the facility owners. The IRS has issued at least 14 private letter rulings to licensees of Headwaters' technologies covering 19 alternative fuel facilities. These rulings may be modified or revoked by the Internal Revenue Service ("IRS") if the IRS adopts regulations that are different from these rulings. Also, a private letter ruling may not apply if the actual operating practice differs from the information given to the IRS for the ruling. The IRS from time to time reviews taxpayer use of the Section 29 tax credit, including whether there should be restrictions on the availability of such credits. As discussed above, ultimately it is within the power of Congress to repeal or extend Section 29. Therefore, tax credits may not be available in the future, which would materially adversely impact us.

        Based upon the language of Section 29 and private letter rulings issued by the IRS to Headwaters and its licensees, Headwaters and its licensees believe the coal-based solid alternative fuel facilities built and completed prior to July 1, 1998, are eligible for Section 29 tax credits. However, the ability to claim tax credits is dependent upon a number of conditions including, but not limited to, the following:

         o The facilities were constructed pursuant to a binding contract entered into before January 1, 1997;
         o All steps were taken for the facility to be considered placed in service prior to July 1, 1998;
         o Manufacturing procedures are applied to produce a significant chemical change and hence a "qualified fuel";
         o  The alternative fuel is sold to an unrelated party; and
         o The owner of the facility is in a tax-paying position and can therefore use the tax credits.

         Licensees are subject to audit by the IRS. The IRS may challenge Headwaters' licensees on any one of these or other conditions. Also, Headwaters' licensees may not be in a financial position to claim the tax credits if they are not profitable and therefore reduce the alternative fuel produced at their

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

facility. In addition, the Section 29 credit is subject to phase-out after the unregulated oil price reaches a certain level, adjusted annually for inflation. The inability of a licensee to claim tax credits could potentially reduce our income from the licensee.

We must be able to develop and improve our alternative fuel technologies.

         Our current business is dependent upon alternative fuel technologies. To remain competitive, we must be able to develop or refine our technologies to keep up with future alternative fuel requirements. As licensees develop and modify their operations and choices of coal feedstocks, we will need to find new methods, know-how, chemicals, and other techniques to meet licensee and customer demands, such as demands for improved efficiencies, lower costs, and improvements in alternative fuel products, including chemical change and improved physical characteristics. If we are unable to develop or refine our technologies, our revenues and business could be materially harmed.

HTI's technologies may not be commercially developed and marketed profitably.

         Headwaters acquired Hydrocarbon Technologies, Inc., or HTI, in August 2001. As an early stage company, HTI focuses on developing and commercializing catalysts and catalytic processes for producing chemicals and converting low-value fossil fuels into high-value alternative fuels. Although HTI has developed and patented several potential processes, these processes are still in the developmental stage. Market acceptance of these processes, if at all, will depend on our ability to enter into agreements with licensees to further develop and provide adequate funding to commercialize the processes. We can give no assurances that we will be able to enter into any of these agreements or that adequate funding will be available to fully develop and successfully commercialize those processes or that they can be marketed profitably.

HTI will conduct business in China.

         HTI has recently entered into agreements with Shenhua Group, China's largest coal company, which will license its direct coal liquefaction coal technology for use in plants in China. In addition, other HTI activities are likely to involve licensing of other technologies in China. There is the risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk to political change, ownership issues, or repatriation or currency exchange concerns.

We are involved in significant litigation.

         We are a party to some significant legal proceedings. These proceedings will require that we incur substantial costs, including attorneys' fees, managerial time, and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on such things as (i) potential future revenues from licensees, (ii) our financial liabilities, and
(iii) the strength of some aspects of our intellectual property in the alternative fuels industry. See our Form 10-K for fiscal year 2001, "ITEM 3. LEGAL PROCEEDINGS" and our quarterly reports on Form 10-Q for a description of the material pending legal proceedings.

ISG Risks

ISG's business is dependent upon increased use and market acceptance of fly ash.

         ISG's business strategy is to increase the use of fly ash in cement and concrete through its marketing initiatives, which emphasize the environmental, cost, and performance advantages of fly ash. If ISG's marketing initiatives are not successful in the construction industry, or if environmental regulation does not continue to emphasize the use and recycling of coal combustion products or CCPs and therefore the use of the fly ash, ISG may not be able to sustain its operations and future growth.

ISG's business is dependent upon the price and sales of cement and concrete.

         A significant portion of ISG's business is based on the sale of cement and concrete products containing fly ash. There is currently an overcapacity of cement and concrete in the world market, causing potential price decreases. Although the markets for ISG's products are regional, ISG's business is affected by the availability of competing products. In addition, any slowing of the construction business in ISG's markets, particularly highway construction, could adversely affect ISG's sales.

Clean Air Act Amendments could adversely impact coal consumption.

         The federal Clean Air Act of 1970 and subsequent amendments (particularly the Clean Air Act Amendments of 1990), and corresponding state laws, which regulate the emissions of materials into the air, affect the coal industry both directly and indirectly. The coal industry is directly affected by Clean Air Act permitting requirements and/or emissions control requirements, including requirements relating to particulate matter (such as, "fugitive dust"). The coal industry may also be impacted by future regulation of fine particulate matter. In July 1997, the United States Environmental Protection Agency, or EPA, adopted new, more stringent National Ambient Air Quality Standards, or NAAQS, for particulate matter and ozone. Because electric utilities emit nitrogen oxides, which are precursors to ozone, ISG's utility customers are likely to be affected when the new NAAQS are implemented by the states. State and federal regulations relating to fugitive dust and the implementation of the new NAAQS may reduce ISG's sources for its products. The extent of the potential impact of the new NAAQS on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act. Nonetheless, the new NAAQS could have a material adverse effect on ISG's financial condition and results of operations.

         The Clean Air Act indirectly affects ISG's operations by limiting the air emissions of sulfur dioxide and other compounds emitted by coal-fired utility power plants. The affected utilities have been and may be able to meet these requirements by, among other things, switching to lower sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels or purchasing or trading "pollution credits." The affect on ISG, of the Clean Air Act regulation of emissions cannot be completely ascertained at this time.

         The 1990 Clean Air Act Amendments require utilities that are currently major sources of nitrogen oxides in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides. EPA currently plans to finalize stricter ozone NAAQS (discussed above) by 2004. EPA promulgated a rule (the "SIP call") in 1998 requiring 22 eastern states to make substantial reductions in nitrogen oxide emissions. Under this rule, EPA expects that states will achieve these reductions by requiring power plants to make substantial reductions in their nitrogen oxide emissions. Installation of reasonably available control technology and additional control measures required under the SIP call will make it more costly to operate coal-fired utility power plants and could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. Any material reduction in coal's share of the capacity for power generation could have a material adverse effect on ISG's financial condition and results of operations. The effect that such regulation or other requirements may have on the coal industry in general and on ISG in particular cannot be predicted with certainty. No assurance can be given that the implementation of the 1990 Clean Air Act Amendments or any future regulatory provisions will not materially adversely affect ISG.

         In addition, the 1990 Clean Air Act Amendments require a study of utility power plant emissions of certain toxic substances, including mercury, and direct EPA to regulate these substances, if warranted. EPA has submitted reports to Congress on Mercury (1997) and Utility Air Toxics (1998). On December 14, 2000, EPA announced its finding that regulation of hazardous air pollutant emissions from oil- and coal-fired electric utility steam generating units is necessary and appropriate. EPA expects to propose emission standards by December 15, 2003 and to finalize them by December 15, 2004. These regulations are likely to require reductions in mercury emissions, and such requirements, if promulgated, could result in reduced use of coal if utilities switch to other sources of fuel.

         The Clear Skies Initiative, announced by the Bush Administration in February 2002, seeks to develop strategies for reducing emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Because the Initiative is still in its early stages, its effect on ISG cannot be determined at this time.

ISG's business is dependent upon the quality and quantity of the CCPs it uses in its products.

         Coal-fired boilers have been impacted by regulations under the Clean Air Act and the 1990 Clean Air Act Amendments, which established specific emissions levels for sulfur dioxide, or SOx, and nitrogen oxides, or NOx. These emissions levels have required utilities to undertake many of the following changes: change their fuel source(s), add scrubbers to capture sulfur dioxide, add new boiler burner systems to control NOx, add or modify fuel pulverizers/air handling systems to control NOx, introduce flue gas conditioning materials to control particulate emissions in conjunction with meeting sulfur dioxide emissions targets and in some very isolated cases shut down a plant. All of these changes can impact the quantity and quality of CCPs produced at a power plant. Furthermore, proposed regulations to control mercury emissions could result in implementation of additional technologies at power plants that could negatively affect fly ash quality. Inappropriate use of CCPs can result in faulty end products.

Property damage claims; uncertainty of insurance coverage; litigation.

         ISG and its subsidiaries are involved in numerous legal proceedings, including property damage actions related to its stucco and mortar manufactured products. Currently, each of the proceedings is being defended by attorneys retained by various insurance carriers pursuant to "reservation of rights" letters. While, to date, none of these proceedings have required that ISG incur substantial costs, there is no guarantee of coverage or continuing coverage, and these and future proceedings may result in substantial costs to ISG, including attorneys' fees, managerial time, and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on ISG's business, financial condition and results of operation, and its ability to meet its financial obligations. Although ISG carries general and product liability insurance, ISG cannot assure that such insurance coverage will remain available, that ISG's insurance carrier will remain viable or that the insured amounts will cover all future claims in excess of ISG's uninsured retention. Furthermore, future rate increases may make such insurance uneconomical for ISG to maintain.

ISG's business could be adversely affected by fluctuations in seasonality and cyclicality.

         ISG's business consists of managing CCPs and other materials for utilities and other industrial facilities and marketing these materials to end users. Materials management services often include disposal operations and landfill services that are directly tied to year-round plant operations, providing relatively evenly distributed revenue generation. However, CCP sales are keyed to construction market demands that tend to generally follow national trends in construction with predictable responses to seasonal peaks. ISG's CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarter ended March 31.

         The CCP industry is cyclical and is affected by changes in general and local economic conditions, such as building construction and highway (infrastructure repair) construction. A downturn in the economy in one or more markets served by ISG could have a material adverse effect on ISG's sales.

If ISG's coal-fired electric utility industry suppliers fail to provide ISG with CCPs on a timely basis, ISG's costs could increase and our growth could be hindered.

         ISG currently relies on the production of CCPs by coal-fired electric utilities. ISG has occasionally experienced delays and other problems in receiving CCPs from its coal-fired electric utility suppliers and may, in the future be unable to obtain CCP's on the scale and within the time frames required by ISG to meet its customers' needs. If ISG is unable to obtain, or if it experiences a delay in the delivery of CCPs, ISG may be forced to incur significant unanticipated expenses to secure alternative sources of CCPs or to otherwise maintain supply to its customers.

Operational Risks

We have significant competition.

         Coal-based solid alternative fuels made using our technologies compete with other alternative fuel products, as well as traditional fuels. Competition may come in the form of the licensing of competing technologies to process coal derivatives, the marketing of competitive chemical reagents, the marketing of end products qualifying as synthetic fuel, and the development of alternative fuel projects. We also experience competition from traditional coal and fuel suppliers and natural resource producers, in addition to those companies that specialize in the recycling and upgrading of industrial waste products. These companies may have greater financial, management and other resources than we have. Further, many industrial coal users are limited in the amount of alternative fuel product they can purchase from Headwaters' licensees because they have committed to purchase a substantial portion of their coal requirements through long-term contracts for standard coal. We may not be able to compete successfully in the future.

         Alternative fuel sources and the recycling of waste products are the subject of extensive research and development by our competitors. If a competitive technology is developed that greatly increases the demand for waste products or reduces the costs of alternative fuels or other resources, the economic viability of our technologies and business could be adversely affected.

         Generally, the markets for ISG's traditional CCPs and manufactured products are highly competitive, with many local, regional and national companies that compete for market share in these areas with similar products and with numerous other products which are substitutable. ISG competes with respect to obtaining materials management contracts with utility and other industrial companies, the marketing of CCPs and related industrial materials, and the marketing of its manufactured products. The markets for the management of CCPs, related industrial materials and manufactured products are highly fragmented. Although ISG believes it is the largest manager of CCPs in North America and the only company providing such management services on a national basis, due to the high cost of transportation relative to sales price, competition is generally regional. ISG has a presence in every region in the United States. Although ISG typically has long-term contracts with its clients, some of such contracts provide for the termination of such contract at the convenience of the utility company upon a minimum 90-day notice. Moreover, some of ISG's most significant competitors on a regional basis appear to be seeking a broader national presence. Some of these competitors have substantially greater resources than ISG, and there can be no assurance that if they were to begin to compete in the national market, or in regions where they currently do not have operations, ISG would not be adversely affected.

If we fail to successfully manage or integrate acquisitions of companies or technologies, such as the acquisition of ISG, our business may be disrupted and harmed.

         Successful management and integration of acquisitions, such as the acquisition of ISG, are subject to a number of risks, including:

         o difficulties in assimilating acquired operations, technologies or products including loss of key employees;
         o  diversion of management's attention from core business operations;
         o adverse effects on business relationships with suppliers and customers or those of the acquired business;
         o  assumption of contingent liabilities; and
         o  incurrence of potential significant write-offs.

         There can be no assurance that we will be successful in implementing our acquisition of ISG. Further, as part of our general business strategy, we may seek to acquire or invest in other businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. In addition to the risks outlined above, our ability to successfully implement our strategy is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer significant dilution. There can be no assurance that we will be successful in implementing our acquisition strategy, that such strategy will improve our operating results, or that these activities will not have a significant dilutive effect on existing shareholders.

Our business could be harmed if we are unable to protect our proprietary technology.

         We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe upon, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or to design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may materially harm our business and prospects.

Headwaters' and its subsidiaries' operations must comply with government environmental regulations.

         Our operations are subject to federal, state and local environmental regulation. Headwaters' ordinary course of business involves using its facilities to perform R&D activities, process and recycle oil and to research and develop technologies involving waste coal, oil chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other hazardous materials have been and are present on Headwaters' and its subsidiaries' properties. Regulatory noncompliance or accidental discharges, in spite of safeguards, could create an environmental liability. Therefore operations entail risk of environmental damage and Headwaters or its subsidiaries could incur liabilities in the future arising from the discharge of pollutants into the environment or from waste disposal practices.

         Materials sold by ISG vary in chemical composition. Although fossil fuel combustion wastes have been excluded from regulation as "hazardous wastes" under the Resource Conservation and Recovery Act ("RCRA"), the EPA has determined that regulations are warranted for coal combustion wastes disposed of in landfills or surface impoundments, or used to fill surface or underground mines. EPA is planning to publish a proposed rulemaking in March 2003. ISG manages a number of landfill and pond operations that may be affected by EPA's proposed regulations. In most of these operations the permitting is contractually retained by the client and the client would be liable for any costs associated with new permitting requirements. However, the effect of such regulations on ISG cannot be completely ascertained at this time.

         While CCPs are not "hazardous wastes" under RCRA, they may contain small concentrations of metals that are considered as "hazardous substances" under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"). Land application of CCPs is regulated by a variety of federal and state statutes, which impose testing and management requirements to ensure environmental protection. Under limited circumstances, mismanagement of CCPs can give rise to CERCLA liability.

         ISG is engaged in providing services at one landfill operation that is permitted and managed as a hazardous waste landfill. The client process is intended to convert aluminum potliner, a hazardous waste, into a "non-hazardous condition" through the use of its patented treatment process. ISG provides the services necessary to landfill the residues of this treatment process and operates certain in-plant equipment and systems for the client. Although environmental liabilities related to the project are assumed by the client, there can be no assurance that ISG will not be named in third party claims relating to the project.

Risks Relating to an Offering of Our Securities

Our stock price has been and could remain volatile.

         The market price for Headwaters' common stock has been and may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

         o variations in our quarterly operating results from the expectations of securities analysts or investors;
         o downward revisions in securities analysts' estimates or changes in general market conditions;
         o announcements of technological innovations or new products or services by us or our competitors;
         o announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
         o  additions or departures of key personnel;
         o  investor perception of our industry or our prospects;
         o  insider selling or buying;
         o  regulatory developments affecting our industry; and
         o  general technological or economic trends.

         In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management's attention and resources and could harm our stock price, business, prospects, results of operations, and financial condition.

Future sales of our common stock could adversely affect our stock price.

         Substantial sales of our common stock in the public market, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. As of September 30, 2002, we had 27,327,346 shares of common stock outstanding, including the 2,100,000 shares issued to ISG's stockholders in the acquisition.

         In addition, as of September 30, 2002, 3,623,860 shares of Headwaters' common stock were required to be reserved for issuance under Headwaters' stock option and other benefit plans and 179,233 shares of our common stock were required to be reserved for issuance pursuant to outstanding warrants. As of September 30, 2002, options to purchase 2,990,364 shares of Headwaters' common stock were issued and outstanding under Headwaters' stock option plans at a weighted average exercise price of $7.56 per share, of which options to purchase 1,897,952 shares had vested. Warrants to purchase 179,233 shares of Headwaters common stock are outstanding and are vested.

         We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

We do not pay dividends and do not anticipate paying any dividends in the future, so any short-term return on your investment will depend on the market price of our capital stock and/or our ability to make payments on our debt securities.

         Headwaters has never declared or paid cash dividends on its common stock. We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior and subordinated credit facilities each restrict and limit payments or distributions in respect of our capital stock. Therefore, we do not expect to pay any dividends. Any short-term return on our investment will depend on the market price for our shares and/or our ability to make payments on our debt securities.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC's web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

         The SEC permits us to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

         o our Annual Report on Form 10-K/A for the year ended September 30, 2001, filed with the SEC on July 22, 2002;

         o the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996;

         o our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 25, 2002;

         o our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, filed with the SEC on February 8, 2002, April 26, 2002 and August 9, 2002, respectively; and

         o our Current Reports on Form 8-K, filed with the SEC on December 27, 2001, May 10, 2002, July 18, 2002, July 22, 2002 and October 4,
            2002.

         We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

         o  the prospectus;

         o any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 11778 South Election Road, Suite 210, Draper, Utah 84020. Our telephone number is (801) 984-9400.

         You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements in the section entitled "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

         The net proceeds from the sale of common stock will be received by the selling stockholders. Headwaters will not receive any of the proceeds from any sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The information in the table below is current as of September 30, 2002. The selling stockholders listed in the table do not necessarily intend to sell any of their shares. Headwaters filed the registration statement which includes this prospectus due to registration rights granted to the selling stockholders, not because the selling stockholders had expressed an intent to immediately sell their shares.

------------------------------------------------------------------------------------------------------------------------
                                                                                       Shares Beneficially Owned After
                                                                                                the Offering,
                                                                    Shares to be           Assuming All Registered
                                          Number of Shares         Registered for              Shares Are Sold
              Name of                 Beneficially Owned Prior      Sale in the        ------------------------------
        Beneficial Owner (1)             to the Offering (2)        Offering(2)             Number      Percent(3)
------------------------------------------------------------------------------------------------------------------------
Citicorp Venture Capital, Ltd.              1,530,000                1,530,000               0             0%
------------------------------------------------------------------------------------------------------------------------
CCT Partners IV, L.P. (4)                     270,000                  270,000               0             0%
------------------------------------------------------------------------------------------------------------------------
Natasha Partnership                            64,000                   64,000               0             0%
------------------------------------------------------------------------------------------------------------------------
Richard M. Cashin, Jr.                         64,000                   64,000               0             0%
------------------------------------------------------------------------------------------------------------------------
David F. Thomas                                64,000                   64,000               0             0%
------------------------------------------------------------------------------------------------------------------------
Joseph M. Silvestri                             8,000                    8,000               0             0%
------------------------------------------------------------------------------------------------------------------------
Raul A. Deju                                  100,000                  100,000               0             0%
------------------------------------------------------------------------------------------------------------------------

(1) All persons listed in the selling stockholder table above are current or former directors, officers, lenders or shareholders of ISG.
(2) This column indicates shares of common stock currently owned by the named stockholder.
(3)  Indicates the percentage of Headwaters' common stock outstanding.
(4) CCT Partners IV, L.P. is expected to be liquidated in early 2003, at which time its interests will be distributed to the following partners: Citicorp Venture Capital, Ltd., William Comfort-GP, Natasha Foundation, Paul Schorr, DFT Family LP 94, Richard Cashin, Alchemy, LP, Joseph Silvestri, Michael Delaney, Saleem Muqaddam, James Urry, David Howe, John Weber, Charles Corpening.

---------------

        This prospectus applies to the offer and sale by the selling stockholders of common stock of Headwaters.

                              PLAN OF DISTRIBUTION

        The selling stockholders may sell some or all of their shares at any time and in any of the following ways:

         o To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;
         o Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on The Nasdaq National Market or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;
         o Directly or through brokers or agents in private sales at negotiated prices;
         o In open market transactions in reliance upon Rule 144 under the Securities Act, provided the selling stockholders comply with the requirements of the rule; or
         o  By any other legally available means.

         The selling stockholders may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

         To the knowledge of Headwaters, the sellers purchased in the ordinary course of investment.

         At the time the selling stockholders purchased the securities to be resold, they represented to Headwaters that they had purchased the securities for their own account and not with a view to distribution or resale.

         Some states may require shares to be sold only through registered or licensed brokers or dealers. In addition, some states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.

         We have agreed to indemnify the selling stockholders against certain liabilities under the Securities Act and to contribute to payments the selling stockholders may be required to make under the Securities Act. We note however, that in the opinion of the Commission, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                                  LEGAL MATTERS

         Harlan M. Hatfield, Vice President and General Counsel of Headwaters, has rendered an opinion as to the validity of the shares offered under this prospectus.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Industrial Services Group, Inc. and Subsidiaries at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 as set forth in their report included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2002. We have incorporated these consolidated financial statements by reference in this prospectus in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares being registered hereby. None of the expenses of this registration will be borne by the holders of the shares being registered hereby.

                SEC Registration Fee                            $ 2,787.88
                Accountants' Fees and Expenses                  $ 7,500.00
                Legal Fees and Expenses                         $ 5,000.00
                Miscellaneous                                   $ 1,000.00
                                                                ----------
                         TOTAL                                  $16,287.88
                                                                ==========

         Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

         Article VII of the registrant's certificate of incorporation exonerates the Registrant's directors from personal liability for monetary damages for breach of the fiduciary duty of care as a director, except for any breach of the directors' duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article VII does not eliminate a stockholder's right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

         The registrant maintains directors' and officers' liability insurance policies. The registrant has entered into contracts with its directors and executive officers providing for indemnification of the registrant's officers and directors to the fullest extent permitted by applicable law.

         Item 16. Exhibits.

Exhibit
Number                            Description                          Location
------                            -----------                          --------
5.1      Opinion of Harlan M. Hatfield regarding legality of shares      *
23.1     Consent of PricewaterhouseCoopers LLP                           *
23.2     Consent of Ernst & Young LLP                                    *
24.1     Power of Attorney (included in Part II of this
           Registration Statement)
------------------------
*    Attached hereto.

         Item 17. Undertakings.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the
                  "Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah on October 4, 2002.

                                        HEADWATERS INCORPORATED


                                        By: /s/  Kirk A. Benson
                                           ------------------------------------
                                           Chief Executive Officer, Chairman


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Harlan M. Hatfield as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     SIGNATURE                         TITLE                         DATE
     ---------                         -----                         ----

 /s/ Kirk A. Benson            Chief Executive Officer          October 4, 2002
 ------------------               and Director
 Kirk A. Benson

 /s/ Brent M. Cook             President and Director           October 4, 2002
 -----------------
 Brent M. Cook

 /s/ Steven G. Stewart            Chief Financial and           October 4, 2002
 ---------------------              Accounting Officer
 Steven G. Stewart

 /s/ James A. Herickhoff              Director                  October 4, 2002
 -----------------------
 James A. Herickhoff

 /s/ Raymond J. Weller                Director                  October 4, 2002
 ---------------------
 Raymond J. Weller

 /s/ Ronald  S. Tanner                Director                  October 4, 2002
 ---------------------
 Ronald S. Tanner

 /s/ E.J. "Jake" Garn                 Director                  October 4, 2002
 --------------------
 E.J. "Jake" Garn

 /s/ Alfred G. Comolli                Director                  October 4, 2002
 ---------------------
 Alfred G. Comolli

 /s/ L.K. (Theo) Lee                  Director                  October 4, 2002
 -------------------
 L.K. (Theo) Lee

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